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                                                                    EXHIBIT 11.1

                          DURACELL INTERNATIONAL INC.
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
              FOR FISCAL YEARS ENDED JUNE 30, 1995, 1994 AND 1993
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                  1995       1994       1993
                                                                  ----       ----       ----
Primary Computations:
Weighted average number of shares outstanding                     117.4      116.4      113.9
     Effect of outstanding stock options                            3.3        2.8        4.9
                                                                -------    -------    -------
     Weighted average number of shares and share
        equivalents outstanding                                   120.7      119.2      118.8
                                                                =======    =======    =======

Per share amounts:
     Income before accounting change                            $  1.95    $  1.68    $  1.04
     Cumulative effect of accounting change                        --         --         (.63)
                                                                -------    -------    -------
     Net income  (a) (b)                                        $  1.95    $  1.68    $   .41
                                                                =======    =======    =======

Fully Diluted Computations:
Weighted average number of shares outstanding                     117.4      116.4      113.9
     Effect of outstanding stock options                            3.3        3.2        4.5
                                                                -------    -------    -------
     Weighted average number of shares and share equivalents
        outstanding                                               120.7      119.6      118.4
                                                                =======    =======    =======

Per share amounts:
     Income before accounting change                            $  1.95    $  1.67    $  1.05
     Cumulative effect of accounting change                        --         --         (.64)
                                                                -------    -------    -------

     Net income  (a) (b)                                        $  1.95    $  1.67    $   .41
                                                                =======    =======    =======


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(a)     These calculations are submitted in accordance with Regulation S-K item
        601 (b) (11).

(b) Calculated by dividing the following by the weighted average number of shares and share equivalents:

        Income before accounting change                         $ 235.8    $ 200.2    $ 123.9
        Cumulative effect of accounting change                     --         --        (75.4)
                                                                -------    -------    -------
        Net income                                              $ 235.8    $ 200.2    $  48.5
                                                                =======    =======    =======